Exhibit 10.31

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Employment Agreement effective as of September 18, 2017 (the “Agreement”) is entered into by and between NextDecade Corporation (the “Company”) and Matthew K. Schatzman (the “Executive”) as of January 1, 2019 (the “Effective Date”);

WHEREAS, Company and Executive have heretofore entered into and are parties to the Agreement; and

WHEREAS, Company and Executive mutually desire to amend certain provisions of the Agreement;

Now, therefore, in consideration for the promises and mutual agreements contained herein, Company and Executive hereby agree as follows:

1.	Amendments: As of the Effective Date, the Agreement has been and is hereby amended as follows:
a.	Section 4.1 is hereby deleted and replaced in its entirety with the following clause which shall become the new Section 4.1:

4.1 Base Salary:  The Company will pay the Executive an annual base salary of six hundred and seventeen thousand, five hundred dollars ($617,500.00), before all applicable payroll deductions (“Base Salary”).  This Base Salary will be paid in accordance with the usual payroll practices of the Company.  The Base Salary may be increased (but not decreased) by the Board (or any duly constituted committee thereof) as determined in its sole discretion. The Base Salary payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year shall be prorated in accordance with the total number of calendar days in such calendar year during which he is so employed.

b.	Section 4.2(a) is hereby deleted and replaced in its entirety with the following clause which shall become the new Section 4.2(a):

4.2 (a) Bonus: Subject to the provisions of Section 4.2(b) below, the Company shall (subject to the following sentence), during the Term of this Agreement, pay or cause to be paid to the Executive an annual cash bonus with a target of one hundred percent (100%) of the Base Salary (“Annual Bonus”).  In accordance with the Company’s governing documents, the amount of any such bonus shall be determined by the Board (or any duly constituted committee thereof) based on target objectives and/or metrics with respect to the Executive’s individual performance and the overall performance of the Company which are mutually agreed upon by the Executive and the Board at the beginning of each fiscal year (but no later than January 31 of the applicable year).

2.	Definitions: Terms not defined in this Amendment shall have the meaning set forth in the Agreement.
3.

Priority and Effect:  To the extent any provisions of this Amendment are inconsistent with, conflict with, or vary from the provisions of the Agreement, the provisions of this Amendment shall control.  All other terms and conditions of the Agreement shall remain in full force and effect except as otherwise modified by this Amendment.  Company and Executive agree that this Amendment is incorporated into the Agreement and, upon execution by the parties, shall become a part thereof.

4.

Counterparts:  This Amendment may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by each of the parties.  Facsimile signatures shall be deemed as effective as original signatures.

The signatures of the parties’ authorized officers in the space below will confirm the parties’ acceptance of and agreement to this Amendment as of the Effective Date.

NEXTDECADE CORPORATIONMATTHEW K. SCHATZMAN

/s/ Krysta De Lima_____________/s/ Matthew Schatzman_________

By: Krysta De LimaDate: January 8, 2019

General Counsel

Date: January 8, 2019